EXHIBIT 10.55

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement ("Agreement") is entered into as of the 28th day of March 1995, by and between Proffitt's, Inc., ("Company"), and Julia A. Bentley ("Executive").

     Company and Executive agree as follows:

     1.   Employment. Company hereby employs Executive as Senior
Vice President of Planning/Shareholder Relations of Company or in such other capacity with Company and its subsidiaries as Company's Board of Directors shall designate.

     2. Duties. During her employment, Executive shall devote substantially all of her working time, energies, and skills to the benefit of Company's business. Executive agrees to serve Company diligently and to the best of her ability and to use her best efforts to follow the policies and directions of Company's Board of Directors.

     3. Compensation. Executive's compensation and benefits under this Agreement shall be as follows:

          (a) Base Salary. Company shall pay Executive a base salary ("Base Salary") at a rate of no less than $135,000 per year (beginning on April 1, 1995). In addition, the Board of Directors of Company shall, in good faith, consider granting increases in such Base Salary based upon such factors as Executive's performance and the growth and/or profitability of Company. Executive's Base Salary shall be paid in installments in accordance with Company's normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

          (b) Bonus. In addition to the Base Salary, Executive shall be eligible, as long as she holds the position stated in paragraph 1, for a yearly cash bonus of up to 30% of Base Salary based upon her performance in accordance with specific annual objectives, set in advance, all as approved by the Board of Directors.

     4. Insurance and Benefits. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for persons in Executive's position.

     5. Term. The term of this Agreement shall be for two (2) years, beginning March 28, 1995, provided, however, that Company may terminate this Agreement at any time upon thirty (30) days' prior written notice (at which time this Agreement shall terminate except for Section 9, which shall continue in effect as set forth in Section 9). In the event of such termination by Company, Executive shall be entitled to receive her Base Salary (at the rate in effect at the time of termination) through the end of the term of this Agreement. Such Base Salary shall be paid thereafter in monthly installments. In addition, this Agreement shall terminate upon the death of executive, except as to Executive's estate's right to exercise any unexercised stock options pursuant to Company's stock option plan then in effect, and except as to any rights which Executive's estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of her participation in any plan maintained by Company.

     6. Termination by Company for Cause. Company shall have the right to terminate Executive's employment under this Agreement for cause, in which event no compensation shall be paid or other benefits furnished to Executive after termination for cause. Termination for cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term "cause" shall mean and be strictly limited to: (i) conviction of Executive, after all applicable rights of appeal have been exhausted or waived, for any crime involving moral turpitude or the engaging by Executive in any unethical, immoral or fraudulent conduct which materially discredits Company or is materially detrimental to the reputation or goodwill of Company; (ii) commission of any material act of fraud or dishonesty by Executive against Company, provided that Executive shall first be provided with written notice of the claim and with an opportunity to contest said claim before the Board of Directors; or (iii) Executive's material breach of her obligations under paragraph 2 of the Agreement, as so determined by the Board of Directors.

          (b) In the event that Executive's employment is terminated, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate.

     7. Change in Control. If Executive's employment is terminated primarily as a result of a Change in Control of Company or a Potential Change in Control of Company as defined below, Executive shall receive her Base Salary (at the rate in effect at the time of termination) for a period of two years or through the end of the term of this Agreement, whichever is longer.

     As used herein, the term "Change in Control" means the happening of any of the following:

          (a) Any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company, a subsidiary of Company, or any employee benefit plan of Company or its subsidiaries, becomes the beneficial owner of Company's securities having 25 percent or more of the combined voting power of the then outstanding securities of Company that may be cast for the election for directors of Company (other than as a result of an issuance of securities initiated by Company in the ordinary course of business); or

          (b) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Company or any successor corporation or entity entitled to vote generally in the election of directors of Company or such other corporation or entity after such transaction, are held in the aggregate by holders of Company's securities entitled to vote generally in the election of directors of Company immediately prior to such transactions; or

          (c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company's stockholders, of each director of Company first elected during such period was approved by a vote of at least two-thirds of the directors of Company then still in office who were directors of Company at the beginning of any such period.

     As used herein, the term "Potential Change in Control" means the happening of any of the following:

          (a) The approval by stockholders of an agreement by Company, the consummation of which would result in a Change of Control of Company; or

          (b) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than Company, a wholly-owned subsidiary thereof or any employee benefit plan of Company or its subsidiaries (including any trustee of such plan acting as trustee) of securities of Company representing 5 percent or more of the combined voting power of Company's outstanding securities and the adoption by the Board of Directors of Company of a resolution to the effect that a Potential Change in Control of Company has occurred for purposes of this Plan.

     8. Disability. If Executive becomes Disabled at any time during the term of this Agreement, she shall after she becomes disabled continue to receive all payments and benefits provided under the terms of this Agreement for a period of twelve consecutive months, or for the remaining term of this Agreement, whichever period is shorter. In the event that Executive is disabled for more than twelve consecutive months during the term of this Agreement, executive shall, at the expiration of the initial twelve consecutive month period, be entitled to receive under this Agreement 50% of her Base Salary plus the insurance and benefits described in Section 4 of this Agreement for the remaining term of this Agreement. For purposes of this Agreement, the term disabled shall mean the inability of Executive (as the result of a physical or mental condition) to perform the duties of her position under this Agreement with reasonable accommodation and which inability is reasonably expected to last at least one (1) full year.

     9.   Non-competition; Unauthorized Disclosure.

          (a) Non-competition. During the period Executive is employed under this Agreement, and for a period of one year thereafter, Executive:

               (i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market, director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (ii) any business in which Company or any subsidiary or affiliate is substantially engaged at any time during the employment period;

               (ii)  shall not solicit, in competition with
Company, any person who is a customer of the businesses conducted by Company at the date hereof or of any business in which Company is substantially engaged at any time during the term of this Agreement; and

               (iii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate her or her employment relationship in order to enter into competitive employment.

          (b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of two years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive for Company, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 9:

               (i)  the covenants contained in paragraph (i) and
(ii) of Section 9(a) shall apply within all the territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

               (ii) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 9, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

               (iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 9, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

               (iv) the covenants contained in this Section 9 shall survive the conclusion of Executive's employment by Company.

     10.  General Provisions.

          (a) Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change her or its address by written notice in accordance with this
Section 10 (a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

     If to Executive:  Julia A. Bentley
                       5221 Crestwood Drive
                       Knoxville, TN 37914

     If to Company:    Proffitt's, Inc.
                       Post Office Box 9388
                       Alcoa, TN 37701

          (b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

          (d) Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which she or it may be entitled.

          (e) Delegation of Duties. Executive may not delegate or assign any of her duties or obligations hereunder and Company shall have no right to assign this Agreement without Executive's express written consent to such assignment. This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns.

          (f) Entire Agreement. Except for any prior grants of options or other forms of incentive compensation evidenced by a written instrument, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

          (g)  No Conflicting Agreement.   By signing this
Agreement, Executive warrants that she is not a party to any restrictive covenant, agreement or contract which limits the performance of her duties and responsibilities under this Agreement or under which such performance would constitute a breach.

          (h) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              PROFFITT'S, INC.


                              BY:  /s/ R. Brad Martin
                                  R. Brad Martin
                                  Chairman of the Board


                                   /s/ Julia A. Bentley
                                  Julia A. Bentley
                                  Executive